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                                                                    Exhibit 11.0

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 -----------------------------------------------


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

                                             Three Months Ended    Three Months Ended    Six Months Ended    Six Months Ended
                                                June 30, 2006         June 30, 2005        June 30, 2006       June 30, 2005
                                             ------------------    ------------------    ----------------    ----------------
Income available to common stockholders         $    94,777            $   163,941         $   181,043          $   283,701

Weighted average shares outstanding               1,794,046              1,818,212           1,800,163            1,818,000

Basic earnings per share                        $      0.05                   0.09                0.10                 0.16
                                                ===========            ===========         ===========          ===========

Income for diluted earnings per share           $    94,777            $   163,941         $   181,043          $   283,701

Total weighted average common shares
 and equivalents outstanding for
 diluted computation                              1,798,922              1,818,212           1,804,325            1,818,000

Diluted earnings per share                      $      0.05            $      0.09         $      0.10          $      0.16
                                                ===========            ===========         ===========          ===========
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